STATEMENT OF COMPUTATION  OF PER SHARE  EARNINGS
REPORT (dollars in millions except per share data)               EXHIBIT 11.1

PRIMARY EARNINGS PER COMMON SHARE:              13 WEEKS ENDED
                                                April 27, 1997

Net Income                                       $     0.4

Weighted average
shares outstanding (000's)                        81,868

Primary E.P.S.                                           $   0.00


FULLY DILUTED EARNINGS PER COMMON SHARE:

Net Income                                       $     0.4

Weighted average
shares outstanding (000's)                        81,974

Fully Diluted E.P.S.                                     $   0.00